                                                                   EXHIBIT 10.11


                               MANOR CARE, INC.
                     SEVERANCE PLAN FOR SELECTED EMPLOYEES



                            ARTICLE I. DEFINITIONS


     For purposes of this Plan, the following terms have the meanings indicated:

     1.1 "Affiliated Company" means any trade or business, whether or not incorporated, which is a member of the controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company or which is under common control with the Company within the meaning of Section 414(c) of the Code.

     1.2 "Applicable Multiple" means the multiple applicable to the particular Participant as specified in Exhibit A, which multiple may be one-half, one or two.

     1.3 "Applicable Multiple Period" means a period beginning on the Participant's Termination Date and lasting for: (i) 6 months if the Participant's Applicable Multiple is one-half, (ii) 12 months if the Participant's Applicable Multiple is one, and (iii) 24 months if the Participant's Applicable Multiple is two.

     1.4 "Cause" means a Participant's (i) willfully engaging in conduct which is materially and demonstrably injurious to the Company, or (ii) willfully engaging in an act or acts of dishonesty resulting in material personal gain to the Participant at the expense of the Company.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Committee" means the committee appointed by the Board of Directors of the Company to administer the Plan.

     1.7 "Company" means Manor Care, Inc. and any successor or Parent thereof.

     1.8 "Good Reason" means (i) a significant reduction in the scope of a Participant's authority, position, title, functions, duties or responsibilities,
(ii) the relocation of a Participant's office location to a location more than 25 miles from the Participant's prior principal place of employment, (iii) any reduction in a Participant's base salary, (iv) a significant change in the Company's annual bonus program adversely affecting the Participant, or (v) a significant reduction in the other employee benefits provided to a Participant; provided, however, that subsection (ii) shall apply only in the case of a Participant whose office location on June 1, 1998 is in Gaithersburg, Maryland.

     1.9 "Parent" means any company owning, directly or indirectly, stock possessing more than 50% of the total combined voting power of all classes of stock in Manor Care, Inc. or its successor entitled to vote.

     1.10 "Participant" means any employee of the Company or any of its subsidiaries who is listed on Exhibit A hereto.

     1.11 "Plan" means this plan, the Manor Care, Inc. Severance Plan for Selected Employees.

     1.12 "Termination Date" means the date on which a Participant's employment with the Company and its Affiliated Companies terminates.


                           ARTICLE II. PARTICIPATION


     The employees of the Company and its subsidiaries who shall be Participants in the Plan are those persons listed on Exhibit A.

                     ARTICLE III. ELIGIBILITY FOR BENEFITS


     A Participant shall be entitled to severance benefits under this Plan if and only if his employment with the Company and its Affiliated Companies terminates under either of the following circumstances:

     (A) a termination by the Company or an Affiliated Company other than for Cause, or

     (B) a termination by the Participant for Good Reason.


If an event constituting a ground for termination of employment for Good Reason occurs, and the Participant fails to give notice of termination within 3 months after the occurrence of such event, the Participant shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 3-month period has not expired).


                        ARTICLE IV. AMOUNT OF BENEFITS


     A Participant who becomes entitled to severance benefits pursuant to
Article III shall receive the following benefits:

     (A) The Company shall pay to the Participant as a severance benefit an amount equal to the Applicable Multiple times the sum of (i) the Participant's annual rate of base sal-ary immediately preceding his Termination Date (but not less than his annual rate of base salary for 1998), (ii) the maximum bonus that the Participant could have received under the Company's annual bonus program for the Company's fiscal year in which his Termination Date falls (but not less than his maximum bonus opportunity for the Company's fiscal year ending May 31, 1999), and (iii) the greater of the Participant's car allowance for the Company's fiscal year ending May 31, 1999 or for the fiscal year in which his Termination Date falls. Such severance benefit shall be paid in a lump sum within 30 days after the Participant's Termination Date.

     (B) The Company shall pay to the Participant as a bonus for the year in which his Termination Date falls an amount equal to a portion (determined as provided in the next sentence) of the maximum bonus that the Participant could have received under the Company's annual bonus program for the fiscal year in which his Termination Date falls. Such portion shall be determined by dividing the number of days of the Participant's employment during such calendar year up to his Termination Date by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after such Termination Date, and the Participant shall have no right to any further bonuses under said program.

     (C) During the Applicable Multiple Period, the Participant shall remain covered by the medical, dental, life insurance, and long-term disability plans of the Company that covered him immediately prior to his Termination Date as if he had remained in employment for such Applicable Multiple Period. In the event that the Participant's participation in any such plan is barred, the Company shall arrange to provide the Participant with substantially similar benefits.

     (D) If the Participant participates in the Company's Supplemental Executive Retirement Plan (the "SERP"), the Participant shall receive under the SERP the benefits that he would have been entitled to receive under the SERP if he had continued in employment with the Company for the Applicable Multiple Period and received base salary for such Applicable Multiple Period at the rate in effect on such Termination Date.

     (E) If the Participant participates in the Company's Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Plan"), the Company shall credit to the Participant's Company Contribution Account under the Nonqualified Plan, effective as of the Participant's Termination Date, an amount equal to the product of: (i) the Applicable Multiple,

(ii) 6%, and (iii) the Participant's annual rate of base salary immediately preceding his Termination Date. In addition, effective as of the Participant's Termination Date, the Participant's account balance under the Nonqualified Plan (as adjusted pursuant to the preceding sentence) shall be increased by a factor of 20%, and the Participant shall receive credit for vesting purposes for an additional period of service equal to the Applicable Multiple Period.

     (F) The Company shall arrange for an outplacement assistance firm to provide outplacement assistance services to the Participant at the Company's expense for a period following the Participant's Termination Date equal to the lesser of (i) the Applicable Multiple Period, or (ii) one year.

     (G) This subsection (G) shall apply only in the case of Scott Van Hove: If any payment or benefit received by or in respect of a Participant under this Plan or any other plan, arrangement or agreement with the Company or any of its affiliates (determined without regard to any additional payments required under this subsection (G) and Exhibit B of this Plan) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Participant with respect to such Payment at the time specified in Exhibit B an additional amount (the "Gross-up Payment") such that the net amount retained by the Participant from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Exhibit B. Anything in this subsection (G) or in Exhibit B to the contrary notwithstanding, no Gross-Up Payment shall be made in respect of any payment of stock in Health Care and Retirement Corporation ("Stock Payment") to the Participant (and, to the extent any such Stock Payment constitutes a "parachute payment" within the meaning of Section 280G of the Code, the Gross-Up Payments in respect of any Payments other than Stock Payments shall be computed by first applying the Stock Payments which are "parachute payments" against the "base amount" as that term is defined in Section 280G).

                        ARTICLE V. PLAN ADMINISTRATION


     5.1 Committee. The Plan shall be administered by the Committee. The Committee shall interpret the provisions of the Plan and shall determine all questions arising in the administration thereof, including without limitation the reconciliation of any inconsistent provisions, the resolution of any ambiguities, the correction of defects, and the supplying of omissions. Any such determination by the Committee shall be conclusive and binding on all persons and shall be consistently and uniformly applied to all persons similarly situated.

     5.2 Claims Procedure. In the event that a claim for a benefit under the Plan has been denied, the decision shall be subject to review by the Committee upon written request of the claimant received by the Committee within sixty (60) days after mailing or delivery to the claimant of written notice of such denial. The decision of the Committee upon such review shall be in writing and shall state the reasons for the decision and the provisions of the Plan on which the decision is based. Such decision shall be made within sixty (60) days after the Committee's receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty
(120) days
after the claimant's written request for review. The decision of the Committee upon review shall be final and binding on all persons.


                           ARTICLE VI. MISCELLANEOUS


     6.1 Plan Not Employment Agreement. The Plan does not constitute an agreement or contract of employment and shall not be construed to limit in any manner the right of the Company or any Affiliated Company to terminate a Participant's employment.

     6.2 No Duty to Seek Employment. A Participant shall not be under any duty or obligation to seek other employment following his Termination Date, and no amount, payment or benefits due to a Participant hereunder shall be reduced or suspended if the Participant accepts subsequent employment.

     6.3 Arbitration. Any dispute or controversy arising under or in connection with this Plan shall, if the Participant so elects, be settled by arbitration, conducted before a panel of three arbitrators in Washington, D.C. in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the par-ties. The panel of arbitrators shall be selected as follows: the Participant and the Company shall each designate an individual to act as arbitrator; the two arbitrators shall then jointly designate a third arbitrator.

     6.4 Legal Expenses. If any dispute or controversy arises under or in connection with this Plan, the Company shall promptly pay all legal fees and expenses, including, without limitation, reasonable attorneys' fees, incurred by the Participant in seeking to obtain or enforce any right or benefit under this Plan, provided, however, that this obligation of the Company shall not apply unless the Participant prevails in whole or in part.

     6.5 Confidential Information. Each Participant shall retain in confidence any confidential information known to him concerning the Company, its subsidiaries and their respective businesses until such information is publicly disclosed. This provision shall apply both before and after the Participant's Termination Date.

     6.6 Successors. This Plan shall be binding upon and inure to the benefit of the Participant and his estate and the Company and any successor or Parent of the Company, but neither this Plan nor any rights arising hereunder may be assigned or pledged by the Participant.

     6.7 Controlling Law. This Plan shall in all respects be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflict of laws).

     6.8 Plan Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time and for any reason, provided, however, that
(i) no amendment or termination adopted prior to June 10, 2000 may adversely affect the rights under this Plan of any person who has been designated as a Participant prior to the adoption of such amendment or termination, and (ii) no amendment or termination may adversely affect the rights under this Plan of any Participant whose Termination Date preceded the date of adoption of such amendment or termination.